EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/25/25 to 3/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/25/2025	Sell	7,948	18.02
2/26/2025	Sell	2,850	18.18
2/27/2025	Sell	9,033	18.04
2/28/2025	Sell	31,971	18.00
3/3/2025	Sell	39,209	18.00
3/4/2025	Sell	24,148	17.92
3/5/2025	Sell	53,530	17.93
3/6/2025	Sell	71,223	17.98
3/7/2025	Sell	37,045	18.00
3/10/2025	Sell	39,224	18.00